UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 14, 2019

Talend S.A.

(Exact name of registrant as specified in its charter)

France	001-37825	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9, rue Pages, 92150 Suresnes, France

(Address of principal executive offices, including zip code)

+33 (0)1 46 25 06 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

On February 14, 2018, Talend, Inc., Talend USA, Inc. and Stitch Inc. (each, a “Borrower” and collectively, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Pacific Western Bank (“Lender”).  Each Borrower is a wholly owned subsidiary of Talend, S.A. (the “Company”).  The Loan Agreement provides a secured revolving credit facility in an aggregate principal amount of up to $30.0 million at any time outstanding (the “Maximum Amount”).  Under the terms of the Loan Agreement, the principal amount of loans made to the Borrowers, plus the amount of any ancillary services, including Letters of Credit (as defined below) issued for the account of the Borrowers, at any time outstanding cannot exceed the lesser of (i) the Maximum Amount (ii) the product of three times the average Trailing Monthly Subscription Revenue times the Retention Rate.  The proceeds of the loans under the Loan Agreement may be used for working capital and general corporate purposes.  As of February 14, 2019, no loans or ancillary services were outstanding under the Loan Agreement.

The Lender’s commitments under the Loan Agreement terminate, and all outstanding loans and accrued and unpaid interest are due and payable, on February 14, 2022.  Loans under the Loan Agreement will bear interest at Lender’s announced prime rate.  Interest on each advance is due and payable monthly and the principal balance is due at maturity.

Pursuant to the Loan Agreement, the Borrowers are obligated to pay the Lender a loan fee as follows: (i) $50,000 at closing, (ii) $50,000 on the earlier of the first anniversary of closing and termination of the Loan Agreement and (iii) $50,000 on the earlier of the second anniversary of closing and termination of the Loan Agreement. The second two installments of the loan fee are not required to be paid under certain circumstances.  The Borrowers are also required to pay, on a quarterly basis, a fee equal to 0.25% per annum of any amounts undrawn under the Loan Agreement.

The Borrowers’ obligations under the loan facility are secured by a security interest on substantially all of its assets.  The Company and Talend Limited, another subsidiary of the Company, are required to provide guarantees and collateral for the Loan Agreement within 60 days of the closing date.

The Loan Agreement contains customary affirmative covenants and customary negative covenants limiting the Borrowers’ ability to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens and make investments, in each case subject to certain exceptions. It is expected that the documentation to be entered into by the Company pursuant to the Loan Agreement will also contain restrictive covenants applicable to the Company and its subsidiaries. The Borrowers must also comply with a financial covenant requiring them to maintain minimum annualized recurring revenue, measured quarterly.  The Borrowers must also maintain a minimum liquidity amount, comprised of the Company’s consolidated cash and cash equivalents plus loans available to be drawn under the Loan Agreement, equal to at least $15.0 million at all times.

The Loan Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants defaults, bankruptcy and insolvency defaults, cross defaults with certain material indebtedness, judgment defaults, and inaccuracies of representations and warranties defaults.  Upon the occurrence and during the continuance an event of default, Lender may declare all or a portion of the Borrowers’ outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the Loan Agreement.  During the existence of an event of default, interest on the obligations could be increased to 2.0% above the prime rate.

Lender and/or its affiliates have from time to time provided and may in the future provide commercial banking and other banking and/or financial services to the Borrowers and their affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2019.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talend S.A.

By:	/s/ Adam Meister
Adam Meister
Chief Financial Officer

Date:  February 14, 2019